Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2012, in the Post-Effective Amendment No.4 to Registration Statement under Schedule B of the United States Securities Act of 1933 and related Prospectus of Korea Finance Corporation dated June 25, 2012.

/s/ Ernst & Young Han Young

Ernst & Young Han Young

Seoul, Korea

June 25, 2012